UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
July 30, 2015

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

June 18, 2015

Dear Fellow Stockholder:
I am pleased to invite you to join our Board of Directors, senior leadership and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 30, 2015, at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102. Enclosed with this proxy statement are your proxy card, our letters to stockholders and the 2015 annual report on Form 10-K.

Items of business to be transacted at our annual meeting are:
1.Election of four directors;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016; and
3.Consideration of any other business that may properly be brought before the annual meeting.
The Board of Directors recommends that you vote FOR Proposals 1 and 2.
Your vote is important. Whether you plan to attend the annual meeting or not, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.
Registration and seating will begin at 7:30 a.m. Each stockholder will be asked to sign an admittance log and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting their stock ownership as of the June 8, 2015 record date. Cameras and recording devices will not be permitted at the meeting.
On behalf of Booz Allen Hamilton, I want to thank you for your continued support and investment.

Sincerely,

Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF BOOZ ALLEN HAMILTON HOLDING CORPORATION

Time and Date:	8:00 a.m. (EDT), July 30, 2015

Place:	The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102

Proposals:	1. The election of four director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2016; and

3. The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	Only holders of record of the Company’s Class A common stock and Class E special voting common stock on June 8, 2015 will be entitled to vote at the annual meeting.

Date of Distribution:	This proxy statement and accompanying materials are first being made available or mailed to our stockholders on or about June 18, 2015.
Douglas S. Manya
Secretary
McLean, Virginia
June 18, 2015

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement but does not contain all information that you should read and consider prior to voting. For more complete information regarding our financial performance, please review our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.
2015 Annual Meeting of Stockholders
Date and Time:  July 30, 2015 and 8:00 a.m. EDT.
Place:  The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102.
Record date:  Stockholders as of June 8, 2015 are entitled to vote.
Voting Matters and Board Recommendations

Proposal	Description	Board’s Voting Recommendation	Page References
No. 1	Election of 4 director nominees	FOR all nominees	pp. 4-5
No. 2	Ratification of appointment of Ernst & Young LLP as the Company's independent registered accounting firm for fiscal year 2016	FOR Proposal 2	p. 47

Business Highlights
Delivering Significant Returns to Stockholders
In fiscal 2015, we continued to deliver above-market returns to our stockholders through both appreciation in our stock price and the payment of regular and special dividends.

Total Shareholder Return
as of March 31, 2015
257%
40%
58%
13%
-1%
-3%
Booz Allen
Russell 1000
DJ US Computer Services Index
Last 3 Years
Last 1 Year

Note: Total shareholder return assumes dividends are reinvested

•	Our stock price increased by 32% during fiscal 2015 and total shareholder return increased by 40% over the same period.

•
During fiscal 2015, we declared and paid $215 million in dividends to stockholders - two regular dividends of $0.11 per share each; two regular dividends of $0.13 per share each; and one special dividend of $1.00 per share.

•	The dividend rate was increased by 18%, effective in the third quarter of fiscal 2015.

•
We expect to declare and pay regular quarterly cash dividends in the future; however, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board of Directors, which will take into consideration future earnings, cash flows, financial requirements, and other factors.

Company Performance

•	Full year revenue down 3.7% to $5.27 billion

•	Adjusted EBITDA decreased 2.0% to $523.5 million

•	Adjusted Diluted EPS decreased 1.8% to $1.60

•	Total backlog decreased 4.9% to $9.36 billion

•	Free cash flow was $273.9 million in fiscal 2015
Adjusted EBITDA, Adjusted Diluted Earnings Per Share and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.
Business Developments

•
Completed two acquisitions: the healthcare division of Genova Technologies, to enhance technology capabilities for government health clients; and Epidemico, Inc., to provide innovative health and other analytics capabilities.

•
Expanded our Commercial business to include high technology, manufacturing, retail and other verticals; and extended our international presence with the hiring of five new partners in the Middle East and North Africa (MENA) region, and opening of our office in Singapore.

•	Invested in enhanced capabilities and further development of quality standards in our Systems Delivery business to position for larger Information Technology awards.

•	Made investments in engineering capabilities which have led to a significant increase in the opportunity pipeline for engineering work and an expansion of our existing work.

•
Named again to Fortune magazine's list of "The World's Most Admired Companies," and to Forbes magazine's list of "America's Best Employers," and earned recognition as an exemplary company from numerous other publications and third party organizations.

 Executive Compensation Highlights

•
Our executive compensation philosophy is centered on our use of a partnership-style culture and compensation model, which fosters internal collaboration through a single profit center and a firm-wide compensation pool.

•
Our executive compensation program during fiscal 2015 was structured so that each of our executives is assigned to a distinct level (with a separate level assigned to our chief executive officer) and all executives within the same level receive the same compensation.

 Corporate Governance Highlights

•
We are no longer a "controlled company" and have a majority independent Board of Directors and fully independent committees well in advance of November 11, 2015, which is one year after the date we ceased to be a controlled company, as required by NYSE listing standards.

•	On average, our directors attended over 92% of the Board of Directors meetings and 97% of committee meetings.

•	The Board of Directors held regular executive sessions of non-management directors.

•
The Board of Directors conducts an annual discussion on management succession planning. This year, Horacio D. Rozanski succeeded Ralph W. Shrader as Chief Executive Officer effective January 1, 2015. Dr. Shrader remains the Chairman of our Board of Directors.

•	We prohibit short sales and derivative transactions in our equity and hedging of our stock.

•	Equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.

•	Our investor relations team and management regularly engage with current and potential stockholders.

Corporate Citizenship Highlights

•
In honor of the company's 100th anniversary in 2014, we sponsored the "Centennial Community Challenge" to encourage employee volunteerism. Employees recorded 152,713 hours of community service, exceeding the goal by more than 50%.

•	The "Centennial Community Challenge" impacted 1,497 non-profit organizations, with a primary volunteer impact in the areas of youth, community and human services programs.

•	Largest corporate financial contributions supported programs related to the military/human services, youth and education, health and arts and culture.

•
Recognized for the third year in a row on Forbes magazine's list of the Top 15 Employers for Veterans, ranking first; recognized by National Veteran-Owned Business Association and Vetrepreneur magazine as among the best U.S. corporations for working with veteran-owned businesses.

•	Small business program was noted "as exemplary and as a model that should be used by other contractors in similar industries" by the Defense Contract Management Agency.

•	Approximately $992 million spent with various small and small disadvantaged businesses, representing more than 63.7% of subcontracted spending.

•	Maintained seven active mentor-protégé agreements with small businesses through various federal Mentor-Protégé programs.

ELECTION OF DIRECTORS
Board Structure
The Company currently has ten directors divided into three classes: four in Class I, four in Class II, and two in Class III. The terms of office of the four Class II directors expire at the 2015 Annual Meeting of Stockholders.
Class II Election
The four nominees for election as Class II directors are listed below. If elected, the nominees for election as Class II directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.
Class II Nominees
To be elected, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. The Class II Nominees are as follows:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Horacio D. Rozanski (Class II)
Mr. Rozanski is our President and Chief Executive Officer and served as our Chief Operating Officer until January 1, 2015. Mr. Rozanski served as Chief Strategy and Talent Officer in 2010 and, prior to that, Chief Personnel Officer of our company from 2002 through 2010. Mr. Rozanski joined our company in 1992 and became an Executive Vice President in 2009, our President on January 1, 2014, and our Chief Executive Officer on January 1, 2015. He serves on the boards of advisors of the Wolf Trap Foundation for the Performing Arts, the Jewish Primary Day School of the Nation's Capital and The Center for Talent Innovation. Specific qualifications, experience, skills and expertise include:
2014

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.
Mr. Rozanski is 47 years old.

Ian Fujiyama (Class II)	Mr. Fujiyama is a Managing Director of The Carlyle Group, a private equity firm, as well as a member of the firm's Aerospace, Defense and Government Services team. In 1999, Mr. Fujiyama spent two years in Hong Kong and Seoul working with The Carlyle Group's Asia buyout fund, Carlyle Asia Partners. He currently serves as a member of the board of directors of Dynamic Precision Group. He served on the board of directors of ARINC Incorporated from 2007 to 2013. Specific qualifications, experience, skills and expertise include:	2008

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Experience in mergers and acquisitions; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Mr. Fujiyama is 42 years old.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Mark Gaumond (Class II)
Mr. Gaumond has 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with Ernst & Young LLP from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has a BA degree from Georgetown University and an MBA from New York University. He is member of the American Institute of Certified Public Accountants. He currently serves as a director Rayonier Advanced Materials, Inc., the Fishers Island Development Corporation, the Walsh Park Benevolent Corporation and on the advisory board of BPV Capital Management LLC. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014 and is a former trustee of The California Academy of Sciences. Specific qualifications, experience, skills and expertise include:

2011

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning;
• Public company audit committee experience.

Mr. Gaumond is 64 years old.

Gretchen W. McClain (Class II)
Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation. She joined ITT in 2005 as the President of the company's residential and commercial water business and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of Ametek, Inc. and Con-Way Inc. and previously served as a director of Xylem, Inc. from 2011 to 2013. Specific qualifications, experience, skills and expertise include:

2014

• Operating and management experience; • Core business skills, including financial and strategic planning; • Public company directorship and audit committee experience. Ms. McClain is 52 years old.
The Board of Directors recommends a vote FOR
all of the Class II nominees.

CONTINUING DIRECTORS
The six directors whose terms will continue after the annual meeting and will expire at the 2016 annual meeting (Class III) or the 2017 annual meeting (Class I) are listed below. After several years of service, Allan Holt, formerly a Class III director, resigned from the Board effective June 15, 2015. As of the date of this proxy statement, the Board has not yet appointed a successor for Mr. Holt.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Arthur E. Johnson (Class III)
Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation and Lockheed Martin. He serves on the boards of directors of AGL Resources, Inc., since 2002, and Eaton Corporation, since 2009, and as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments, since 2008. Mr. Johnson served as a director of Delta Airlines, from 2005 to 2007, and IKON Office Solutions Corporation, from 1999 to 2008. Specific qualifications, experience, skills and expertise include:
2011

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Mr. Johnson is 68 years old.

Charles O. Rossotti (Class III)
Mr. Rossotti has served as a Senior Advisor to The Carlyle Group, a private equity firm, since June 2003. Prior to this position Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. Mr. Rossotti serves as a director for Primatics Financial, since 2011, The AES Corporation, since 2003 and as its Chairman since 2013, ECi Software Solutions since 2014. Mr. Rossotti formerly served as a director of Bank of America Corporation, from 2009 to May 2013, Compusearch Software Systems, from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global, from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, and as a trustee of Carlyle Select Trust from March 2014 to April 2015. Specific qualifications, experience, skills and expertise include:
2008

• Operating and management experience;
• Core business skills, including financial and strategic planning;
• Understanding of government contracting;
• Expertise in finance, financial reporting, compliance and controls and global businesses; and
• Public company directorship and audit committee experience.

Mr. Rossotti is 74 years old.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Ralph W. Shrader (Class I)
Dr. Shrader is our Chairman and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to January 1, 2015 and as our President from 2008 to December 31, 2013. He has also served as Chairman Booz Allen Hamilton Inc. since 1999 and as Chief Executive Officer of Booz Allen Hamilton Inc. from 1999 to January 1, 2015. Dr. Shrader has been an employee of our company since 1974. He is the seventh chairman since our company's founding in 1914 and has led our company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations, and is past Chairman of the Armed Forces Communications and Electronics Association. Specific qualifications, experience, skills and expertise include:
2008

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Dr. Shrader is 70 years old.

Joan Lordi C. Amble (Class I)
Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital. Ms. Amble is the President of JCA Consulting, LLC and serves on the board of directors of Zurich Insurance Group since April 2015, Brown-Forman Corporation, since 2011, XM Radio, since 2006; merged Sirius XM Radio Inc., since 2008, and on the Board of Overseers at UCLA Health Services, since January 2013. Ms. Amble also served as a director at Broadcom Corp. from 2009 to 2011. Specific qualifications, experience, skills and expertise include:
2012

• Public company directorship and audit committee experience;
• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Ms. Amble is 62 years old.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Peter Clare (Class I)	Mr. Clare is a Managing Director and Deputy Chief Investment Officer for Corporate Private Equity of The Carlyle Group, a private equity firm, as well as Co-Head of its U.S. Buyout Group. Mr. Clare has been with The Carlyle Group since 1992. He has served on the boards of directors of CommScope, Inc., since 2011, Pharmaceutical Product Development, LLC, since 2011, and Sequa Corporation, since 2007. Mr. Clare served as a director of ARINC Incorporated from 2007 to 2013 and Wesco Aircraft Holdings, Inc. from 2006 to 2012. Specific qualifications, experience, skills and expertise include:	2008

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Public company directorship and committee experience; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Mr. Clare is 50 years old.

Philip A. Odeen (Class I)
Mr. Odeen served as the Chairman of the board of directors and Lead Independent Director of AES Corporation from 2009 to 2013, and as a director of AES from 2003 to 2013. Mr. Odeen served as the Chairman of the board of Convergys Corporation from 2008 to 2013, and as a director of Convergys Corp. from 2000 to 2013, QinetiQ North America, Inc., from 2006 to 2014. He has served as a director of ASC Signal Corporation, since 2009, and DRS since 2012. From 2006 to 2007, Mr. Odeen served as Chairman of the board of Avaya, and as a director of Avaya from 2001 to 2007. He served on the board of Reynolds and Reynolds Company from 2000 to 2007, and as its Chairman from 2006 to 2007, and was a director of Northrop Grumman from 2003 to 2008. Mr. Odeen retired as Chairman/CEO of TRW Inc. in December 2002. Mr. Odeen has provided leadership and guidance to our Board as a result of his varied global business, governmental and non-profit and charitable organizational experience of over 40 years. Specific qualifications, experience, skills and expertise include:
2008

• Operating and management experience;
• Core business skills, including financial and strategic planning;
• Understanding of government contracting;
• Expertise in executive compensation and corporate governance; and
• Public company directorship and committee experience.

Mr. Odeen is 79 years old.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
The primary focus of the Board is promoting shareholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, which is responsible for the Company’s strategy and operations.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mr. Clare was appointed by the non-management directors to serve as the Presiding Director on May 23, 2013. The Presiding Director presides over executive sessions at which the Chairman is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year.  All directors are invited to propose agenda topics when the annual calendars are established as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas.  Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to and make requests of management at each of their meetings.
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal 2015, the Board met seven times, including four regular meetings and three special meetings. The average director attendance at Board and Board committee meetings was 92% and 97%, respectively, during fiscal 2015. Each of our directors who served as a director during fiscal 2015, except for Mr. Holt, attended 75% or more of the aggregate total number of meetings of the Board held during fiscal 2015. In addition, each of our directors who served as a director during fiscal 2015 attended 75% or more of the total number of meetings held by all Board committees on which he or she served. All directors, except for Mr. Odeen, attended the Annual Meeting of Stockholders on July 31, 2014.
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com. This website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and each of which may be accessed without charge. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other persons performing similar functions. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes; no such waivers were sought or granted in fiscal 2015. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the SEC.
Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it is currently in the best interest of the stockholders for Dr. Shrader to continue his service as Chairman, retaining his four decades of experience at the Company with a focus on continuing to build stockholder value, managing risk and supporting the Company's executive management. In his role as President and Chief Executive Officer, Mr. Rozanski will work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our stockholders, clients and employees.

Succession Planning and Talent Reviews

The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews. On an annual basis, the Chairman leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators such as recruiting and retention for the overall employee population throughout the year.

The Board approved the planned succession of our Chief Executive Officer in fiscal 2015. On July 11, 2014, the Board appointed Mr. Rozanski, then our current President and Chief Operating Officer, to the additional position of Chief Executive Officer, effective on January 1, 2015. In connection with Mr. Rozanski's appointment, Dr. Shrader discussed his retirement with the Board and submitted his resignation as Chief Executive Officer to the Company's Corporate Secretary on July 10, 2014. The Board accepted his retirement as the Chief Executive Officer, effective on January 1, 2015. Dr. Shrader continues to serve as the Chairman of the Board. In addition, on December 22, 2014, Mr. Rozanski submitted his resignation as Chief Operating Officer to the Company's Corporate Secretary, effective on January 1, 2015, in connection with his assumption of the Chief Executive Officer position.

Risk Oversight

The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. One of the primary tools that facilitates the Board’s oversight of risk (and actions being taken to mitigate it) is the Company’s Enterprise Risk Management Framework, or ERM Framework. Under the leadership of our President and Chief Executive Officer, the Company identifies and classifies into tiers the top risks facing its business; as part of this effort, management and the Board discussed the Company’s risk appetite with respect to different types of operational risk and developed action plans to mitigate and monitor risk. The process for regularly updating the ERM Framework enables effective and efficient identification of risks and facilitates the evaluation of risks as an integral part of decision making. Under the ERM Framework, our President and Chief Executive Officer leads an annual risk identification, analysis and mitigation discussion with the Board and prepares a quarterly update for the Board of our enterprise risks. In addition to updates provided through the ERM Framework, the Board receives other information and briefings as part of its risk oversight role. During the course of the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, General Counsel, and Chief Administrative Officer concerning significant risks facing the Company and processes that have been implemented to mitigate these risks. In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes. For example, the Audit Committee is regularly updated by the General Counsel, Director of Internal Audit, Chief Information Officer and Chief Information Security Officer and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Board's Compensation Committee is responsible for overseeing risks related to the Company's executive compensation policies and practices, while its Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes.
Annual Board Performance Assessment

Annually, the Board and each of its committees perform an assessment of their operations and effectiveness, and set goals for the future. The core of this process involves our General Counsel and Secretary interviewing each director individually. The comments of the directors are compiled and presented, as applicable, to the Chairman, the full Board or the appropriate committee. Each committee and the Board identify key matters to be addressed, and these matters become part of future agendas for the Board and its committees.
Board Independence
During fiscal 2015, we ceased to be a "controlled company," as that term is defined under the rules of the New York Stock Exchange, following sales of our Class A common stock by an affiliate of The Carlyle Group. Under the rules of the New York Stock Exchange, we are required to have a majority of independent directors by November 11, 2015, which is one year after the date we ceased to be a "controlled company." On January 29, 2015, the Board determined that Messrs. Clare, Fujiyama and Rossotti are independent under the independence criteria for directors established by the New York Stock Exchange and the independence criteria adopted by the Board. The Board had previously determined that Messrs. Odeen, Gaumond and Johnson and Ms. Amble were independent under the independence criteria for directors established by the New York Stock Exchange and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the New York Stock Exchange. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. While the Board does not have a formal policy with respect to diversity, it is a critical factor the Nominating and Corporate Governance Committee considers when recommending director nominees to the Board. The Nominating and Corporate Governance Committee defines diversity in an expansive way to be reflective of the diversity of the Company and representative of the clients it serves. Exceptional candidates who do not meet all of these criteria may still be considered. The Board seeks director candidates who have experience in positions with a high degree of responsibility, are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and are selected based upon the contributions they can make to the Company.
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board elected Gretchen W. McClain as a new member of the Board, effective September 2, 2014. Ms. McClain most recently served as Chief Executive Officer of Xylem, Inc. and has had a distinguished career in technology and aerospace. She has held senior positions at ITT and Honeywell Aerospace and served as Deputy Associate Administrator for Space Development at NASA. Her extensive experience in technology, engineering and as CEO of a publicly traded industrial company will be valuable to the Board.
Our Commitment to Board Diversity
Consistent with the Company's long-standing commitment in this regard, the Nominating and Corporate Governance Committee is focused on enhancing the diversity of the Board and works actively to achieve this goal, as reflected below:

	Women	Hispanic	African-American	Asian
No. of Directors	2	1	1	1
% of Directors	20%	10%	10%	10%
Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors.

Stockholders wishing to nominate a candidate for director must provide written notice in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.
Director Orientation and Continuing Education

New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them in their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business such as applicable legal developments, ethics and compliance programs and the evolving regulatory environment. In addition, directors are encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.
Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com. The following chart identifies the members and chair of each standing committee, as well as related information.
The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business and outside hires of certain senior officers or the termination of such employees. The members of our Executive Committee are Dr. Shrader (Chairman) and Messrs. Clare, Fujiyama and Rozanski. Mr. Rozanski was appointed to the Executive Committee on January 28, 2015. The Executive Committee did not meet during fiscal 2015 but acted by written consent.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chairman) and Johnson and Ms. Amble, each of whom is an independent director as required by New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, or Exchange Act. The Board has determined that each member of our Audit Committee is financially literate and has determined that Mr. Gaumond and Ms. Amble are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933. Ms. Amble currently serves on the audit committees of four public companies (including us), Mr. Gaumond currently serves on the audit committees of two public companies (including us), and Mr. Johnson currently serves on the audit committees of two public companies (including us). In accordance with our Audit Committee Charter, Messrs. Gaumond’s and Johnson’s and Ms. Amble’s obligations as members of other audit committees have, as applicable, been disclosed to or approved by the Board or its appropriate committee.
The Audit Committee met nine times during fiscal 2015.
The Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment letter agreements with, the executives and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, and reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries.
The members of our Compensation Committee are Messrs. Odeen (Chairman), Clare, Fujiyama and Ms. McClain, each of whom is an independent director as required by New York Stock Exchange listing standards. The Compensation Committee charter requires that at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Messrs. Odeen and Fujiyama and Ms. McClain currently satisfy these requirements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally. The Compensation Committee has delegated to a Rule 16b-3 subcommittee its responsibility under the Company's Second Amended and Restated Equity Incentive Plan with respect to the approval of acquisitions and dispositions of Company securities by officers and directors of the Company for purposes of Section 16(b) of the Exchange Act. The members of the Rule 16b-3 subcommittee are Messrs. Odeen and Fujiyama. In addition, the Compensation Committee has delegated to a Section 162(m) subcommittee its authority to approve performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee determined it would be advisable to establish this subcommittee to review and approve certain compensation that is intended to be performance based compensation for purposes of Section 162(m) of the Code. The members of the Section 162(m) subcommittee are Mr. Odeen and Ms. McClain, each of whom satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Code. The responsibilities of the Section 162(m) subcommittee were previously handled by a special committee of the Board composed of Messrs. Gaumond and Odeen. This special committee of the Board was dissolved and replaced with the Section 162(m) subcommittee effective May 31, 2015.
The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management, which consults with ClearBridge Compensation Group, LLC, or ClearBridge, which provides executive compensation design and best practice data and assists us in determining market competitive positioning. During fiscal 2015, ClearBridge provided data analyses, market assessments regarding executive compensation, and counsel regarding proxy disclosure and preparation of related reports. The Compensation Committee assessed the independence of ClearBridge and concluded that ClearBridge's work for the Company does not raise any conflict of interest issues.
Each of our executive officers, who collectively comprise our Leadership Team, participates in the discussion and consideration of compensation to be awarded to all executives. See “Compensation Discussion and Analysis —Setting Executive Compensation.”
The Compensation Committee met five times during fiscal 2015.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.
The members of our Nominating and Corporate Governance Committee are Mr. Clare (Chairman), Mr. Odeen and Ms. McClain, each of whom is an independent director as required by New York Stock Exchange listing standards. Dr. Shrader resigned from the Nominating and Corporate Governance Committee and as Chairman of the Nominating and Corporate Governance Committee effective May 31, 2015. Ms. McClain was appointed to the Nominating and Corporate Governance Committee and Mr. Clare was appointed Chairman of the Nominating and Corporate Governance Committee effective June 1, 2015.
Under the terms of the Amended and Restated Stockholders Agreement, as amended, subject to certain conditions and restrictions, a maximum of three nominees for election to our Board, who may be full-time employees of Carlyle, are to be designated by Carlyle. In addition, the two current members of the Board who were previously designated for nomination to the Board by Booz Allen Holding's Chief Executive Officer, will continue to be designated for nomination to the Board and, at all times, no fewer than one such nominee for election to the Board is to be designated by the Chief Executive Officer of Booz Allen Holding. The number of directors that Carlyle is entitled to designate will be reduced to (i) two directors at such time as Carlyle holds less than 25%, but at least 15%, of the outstanding Class A common stock and (ii) one director at such time as Carlyle holds less than 15%, but at least 5%, of the outstanding Class A common stock. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement.” Mr. Fujiyama has been designated for election by Carlyle. Mr. Rozanski has been designated for election by our Chief Executive Officer. Mr. Holt, who was previously nominated to the Board by Carlyle, resigned from the Board effective June 15, 2015. Under the terms of the Amended and Restated Stockholders Agreement, as amended, Carlyle has the right to appoint a successor for Mr. Holt, subject to the approval of Booz Allen Holding.
Except as described above, there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by Carlyle or our Chief Executive Officer or recommended by a stockholder.
The Nominating and Corporate Governance Committee met five times during fiscal 2015.
Director Compensation
Directors who are employed by us or by Carlyle do not receive any additional compensation for their services as directors. For fiscal 2015, the Chairman of the Board received a pro-rated portion of a $300,000 annual retainer and pro-rated portion of an annual equity award with a fair market value equal to $80,000. The other non-employee directors received an annual retainer of $100,000 and an annual equity award with a fair market value equal to $80,000. In addition, the chair of our Compensation Committee received an additional annual payment of $10,000, and the chair of our Audit Committee received an additional annual payment of $20,000. Directors may elect to receive all or a portion of their annual retainer and any additional payments for service as a chair in the form of restricted stock, which will be granted under our Second Amended and Restated Equity Incentive Plan, which we refer to as our Equity Incentive Plan. Our directors do not receive additional fees for attending Board or committee meetings. Dr. Shrader's compensation for his service as Chairman of the Board is reflected in the Summary Compensation Table in the Compensation Discussion and Analysis section of this proxy statement.

Director Compensation Table

Name	Fees Earned ($)	Option Awards ($)(10)	Stock Awards ($)(1)(9)	Other ($)	Total ($)
Joan Lordi C. Amble	100,000(2)	—	80,018(2)	—	180,018
Mark E. Gaumond	120,000(3)	—	80,012(3)	—	200,012
Arthur E. Johnson	100,000(4)	—	80,018(4)	—	180,018
Gretchen W. McClain	91,233(5)	—	72,997(5)	—	164,230
Philip A. Odeen	110,000(6)	—	80,003(6)	10,000(8)	200,003
Charles O. Rossotti	100,000(7)	—	80,009(7)	10,000(8)	190,009

(1)
This column represents the grant date fair value of the stock awards granted to our directors in fiscal 2015. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2015, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)
Ms. Amble elected to receive her annual retainer in the form of cash, and she was awarded 3,778 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $80,018, based on the $21.18 closing price of our stock on the August 8, 2014 grant date.

(3)
Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was awarded a total of 4,722 shares of restricted stock in lieu of $20,000 for the chair retainer and for his annual equity grant. The grant date fair market value of the shares was $100,012, based on the $21.18 closing price of our stock on the August 8, 2014 grant date.

(4)
Mr. Johnson elected to receive his annual retainer in the form of cash, and was awarded 3,778 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $80,018, based on the $21.18 closing price of our stock on the August 8, 2014 grant date.

(5)
Ms. McClain elected to receive her pro-rated annual retainer in the form of restricted stock, and was granted a total of 7,238 shares of restricted stock in lieu of her annual retainer and for her annual equity grant. The grant date fair market value of the shares was $164,230, based on the $22.69 closing price of our stock on the September 2, 2014 grant date.

(6)
Mr. Odeen elected to receive half of his annual retainer and his additional payment for service as the chair of the Compensation Committee in the form of cash. He was awarded a total of 6,138 shares of restricted stock for the remaining half of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $130,003, based on the $21.18 closing price of our stock on the August 8, 2014 grant date.

(7)
Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 8,499 shares of restricted stock in lieu of the annual retainer and for his annual equity grant. The grant date fair market value of the shares was $180,009, based on the $21.18 closing price of our stock on the August 8, 2014 grant date.

(8)
In connection with the payment of one $1.00 special dividend in fiscal 2015, holders of certain options granted pursuant to our Equity Incentive Plan received dividend equivalent rights that entitle the director to receive, on the later of the dividend payment date and the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. The dividend equivalents granted to our directors in connection with the special dividend are included in this column.

(9)	The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal 2015.
Equity Awards for Service as a Director

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Unvested Restricted Stock(a)
Joan Lordi C. Amble	—	—	—	1,889
Mark E. Gaumond	—	—	—	2,361
Arthur E. Johnson	—	—	—	1,889
Gretchen W. McClain	—	—	—	3,619
Philip A. Odeen	10,000	6.08	5/7/2019	3,069
Charles O. Rossotti	10,000	6.08	5/7/2019	4,250

(a)	The shares of restricted stock in this column vest on July 31, 2015.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the later of commencement of service on the Board or adoption of the guidelines on February 23, 2012, to achieve equity ownership with a value equivalent to three times their annual retainer. In calculating a director’s ownership, Class A common stock, and vested in-the-money options and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. For a description of the guidelines applicable to executive officers, see "Compensation Discussion and Analysis" beginning on page 24.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The current members of our Compensation Committee are Messrs. Odeen (Chairman), Clare, Fujiyama and Ms. McClain. Messrs. Clare and Fujiyama are employed by The Carlyle Group. Explorer Coinvest LLC, or Coinvest, is controlled indirectly by senior employees of the The Carlyle Group. Coinvest is a party to a stockholders agreement with Booz Allen Holding. The Carlyle Group is an affiliate of Carlyle Investment Management L.L.C., which is party to a management agreement with Booz Allen Holding and Booz Allen Hamilton pursuant to which Carlyle Investment Management provides Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting and other services for a fee. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement,” and “— The Management Agreement.” No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates information as of June 8, 2015 regarding the beneficial ownership of our common stock by:

•	each person, or group of persons, who is known to beneficially own more than 5% of any class of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.
The percentages shown are based on 146,067,340 and 1,851,590 shares of Class A common stock and Class E special voting common stock outstanding as of June 8, 2015. In August 2014, we converted all issued and outstanding shares of Class B non-voting common stock and Class C restricted common stock into shares of Class A common stock on a one-for-one basis. The rights of the holders of Class A common stock and Class E special voting common stock are identical, except with respect to dividend and other distributions, vesting and conversion. Class A common stock and Class E special voting common stock are entitled to one vote per share on all matters voted on by our stockholders. Class E special voting common stock underlies certain outstanding options. When each option is exercised and a share of Class A common stock is issued to the option holder in respect thereof, we will repurchase the underlying share of Class E special voting common stock at its par value. All remaining issued and outstanding shares of Class E special voting stock will be repurchased in 2015.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of more than 5% of the shares of a class of our voting common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Booz Allen Hamilton Inc., 8283 Greensboro Drive, McLean, Virginia 22102.

		Shares Beneficially Owned		Combined Voting Power of Shares of All Classes of Common Stock Beneficially Owned
Name and Address	Class of Stock	Number of Shares	Percentage of Class	Total Percentage
Principal Stockholders
Explorer Coinvest LLC(1)	Class A	42,660,000	29.21%
	Class E	—	—
	Total	42,660,000		28.84%
Mark J. Gerenscer	Class A(2)	149,942	*
	Class E	129,940	7.02%
	Total	279,882		**
Executive Officers and Directors
Horacio D. Rozanski	Class A(3)	875,563	*
	Class E	56,497	3.05%
	Total	932,060		**
Kevin L. Cook	Class A(4)	64,588	*
	Class E	—	—

	Total	64,588		**
Joan Lordi C. Amble	Class A	10,982	*
	Class E	—	—
	Total	10,982		**
Peter Clare(12)	Class A	—	—
	Class E	—	—
	Total	—		—
Karen Dahut	Class A(5)	411,244	*
	Class E	24,482	1.32%
	Total	435,726		**
Ian Fujiyama(12)	Class A	—	—
	Class E	—	—
	Total	—		—
Mark Gaumond	Class A	28,184	*
	Class E	—	—
	Total	28,184		**
Allan M. Holt(12)(13)	Class A	—	—
	Class E	—	—
	Total	—		—
Lloyd Howell, Jr.	Class A(6)	575,710	*
	Class E	56,497	3.05%
	Total	632,207		**
Arthur E. Johnson	Class A	12,766	*
	Class E	—	—
	Total	12,766		**
Joseph Logue	Class A(7)	734,531	*
	Class E	47,086	2.54%
	Total	781,617		**
Gretchen W. McClain	Class A	7,238	*
	Class E	—	—
	Total	7,238		**
Philip A. Odeen	Class A(8)	42,994	*
	Class E	—	—
	Total	42,994		**
Charles O. Rossotti	Class A(9)	101,927	*
	Class E	—	—
	Total	101,927		**
Dr. Ralph W. Shrader	Class A(10)	1,736,172	1.19%
	Class E	—	—
	Total	1,736,172		1.17%
Samuel R. Strickland	Class A(11)	647,101	*
	Class E	—	—
	Total	647,101		**
Executive Officers and Directors as a Group (19 Persons)(14)	Class A	6,504,513	4.40%
	Class E	184,562	9.97%
	Total	6,689,075		4.52%

*	Represents beneficial ownership of less than 1%.

**	Represents voting power of less than 1%.

(1)
Explorer Coinvest LLC is a U.S. entity that is owned by investment funds managed by The Carlyle Group. Explorer Manager, L.L.C. controls Explorer Coinvest LLC and is the non-member manager of Explorer Coinvest LLC. Twenty-two senior Carlyle professionals, each own equal, and collectively own the entire interests, in Explorer Manager, L.L.C. All members of the board of directors expressly disclaim beneficial ownership of the shares reported herein. The address for Explorer Coinvest LLC is 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004.

(2)	Includes 130,382 shares that Mr. Gerenscer has the right to acquire through the exercise of options.

(3)	Includes 230,517 shares that Mr. Rozanski has the right to acquire through the exercise of options and 7,009 shares issuable upon settlement of restricted stock units.

(4)	Includes 42,994 shares that Mr. Cook has the right to acquire through the exercise of options and 1,112 shares issuable upon settlement of restricted stock units.

(5)
Includes 124,522 shares that Ms. Dahut has the right to acquire through the exercise of options and 5,507 shares issuable upon settlement of restricted stock units. Ms. Dahut shares investment power and voting power with her husband, Mr. William L. Dahut, Jr., for 84,883 shares in the Karen M. Dahut Trust.

(6)
Includes 214,617 shares that Mr. Howell has the right to acquire through the exercise of options and 5,507 shares issuable upon settlement of restricted stock units. Mr. Howell shares investment power and voting power with his wife, Mrs. Patricia S. Howell, for 36,990 shares in the Lloyd Howell, Jr. Trust.

(7)	Includes 286,081 shares that Mr. Logue has the right to acquire through the exercise of options and 7,009 shares issuable upon settlement of restricted stock units.

(8)	Includes 10,000 shares that Mr. Odeen has the right to acquire through the exercise of options.

(9)	Includes 10,000 shares that Mr. Rossotti has the right to acquire through the exercise of options.

(10)	Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,679,076 shares in the Ralph W. Shrader Revocable Trust.

(11)	Includes 469,120 shares held by the Samuel Strickland Revocable Trust. Mr. Strickland has sole investment power and voting power for the shares in the Samuel Strickland Revocable Trust.

(12)
Does not include shares of common stock held by Explorer Coinvest LLC, which is controlled indirectly by senior employees of Carlyle. Messrs. Clare and Fujiyama are directors of Booz Allen Holding and Managing Directors of Carlyle. Mr. Holt is a Managing Director of Carlyle and was a director of Booz Allen Holding until June 15, 2015. Such persons disclaim beneficial ownership of the shares held by Explorer Coinvest LLC.

(13)	Mr. Holt resigned from the Board effective June 15, 2015.

(14)
Includes 1,630,922 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options and 38,337 shares issuable upon settlement of restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Company’s reporting persons during fiscal 2015 were filed on time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Stockholders Agreement
In connection with the acquisition of Booz Allen Hamilton by Carlyle on July 31, 2008, Booz Allen Holding, Explorer Coinvest LLC, an entity controlled indirectly by senior employees of Carlyle, certain members of the management of Booz Allen Holding and certain other stockholders of Booz Allen Holding entered into the stockholders agreement. Effective November 16, 2010, the stockholders agreement was amended and restated, and on June 12, 2012, the amended and restated stockholders agreement was further amended. On January 30, 2015, the stockholders agreement was further amended and restated in its entirety to provide that, upon termination of the amended and restated stockholders agreement, which occurs at such time as more than 60% of Booz Allen Holding's equity securities have been sold to the public, certain provisions will continue to survive until such time as Coinvest holds less than 5% of the outstanding Class A common stock. Following a sale of Class A common stock by Coinvest in February 2015, the amended and restated stockholders agreement was terminated pursuant to its terms and only the provisions described below continue to survive.
While our second amended and restated bylaws do not limit the Board from increasing the number of directors, under the continuing provisions of the amended and restated stockholders agreement, the number of directors on the Board is set at a minimum of six directors and a maximum of twelve directors and, so long as Coinvest continues to hold at least 5% of the outstanding Class A common stock, the number of directors of the Board may not be increased above twelve or decreased below six by action of the Board without the mutual consent of Booz Allen Holding and Coinvest.
Subject to certain conditions and restrictions, a maximum of three of the nominees for election to our Board, who may be full-time employees of Carlyle, are to be designated by Coinvest. In addition, the two current members of the Board who were previously designated for nomination to the Board by Booz Allen Holding's Chief Executive Officer will continue to be designated for nomination to the Board and, at all times, no fewer than one of the nominees for election to the Board is to be designated by the Chief Executive Officer of Booz Allen Holding. The number of directors that Coinvest is entitled to designate will be reduced to (i) two directors at such time as Coinvest holds less than 25%, but at least 15%, of the outstanding Class A common stock and (ii) one director at such time as Coinvest holds less than 15%, but at least 5%, of the outstanding Class A common stock.
Coinvest has registration rights under the amended and restated stockholders agreement, with respect to 42,660,000 shares of Class A common stock that it owned as of June 8, 2015. The Company is required to pay all registration and filing fees and other expenses; however, Coinvest is required to reimburse Booz Allen Holding for its pro-rata share of such fees and expenses at such time as Coinvest holds less than 33% of the outstanding Class A common stock. Booz Allen Holding has agreed to indemnify Coinvest from liabilities resulting from the registration of securities of Booz Allen Holding pursuant to the amended and restated stockholders agreement.
The Management Agreement and Indemnification Agreements
On July 31, 2008, Booz Allen Holding and Booz Allen Hamilton entered into a management agreement with TC Group V US, L.L.C., a company affiliated with Carlyle, or TC Group. On June 7, 2012, TC Group assigned all of its right, title and interest in, and obligations under, the management agreement to Carlyle Investment Management L.L.C., or Carlyle Investment Management. Pursuant to the management agreement, Carlyle Investment Management, as the assignee of TC Group, provides Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting and other services. Booz Allen Holding pays Carlyle Investment Management an aggregate annual fee of $1.0 million for such services, plus expenses. Furthermore, in consideration for any additional investment banking services provided by Carlyle Investment Management and other services other than advisory and consulting services described above, Carlyle Investment Management is entitled to receive additional reasonable compensation as agreed by the parties.
The management agreement also provides that Booz Allen Hamilton will indemnify Carlyle Investment Management and its officers, employees, agents, representatives, members and affiliates against certain liabilities relating to or arising out of the performance of the management agreement and certain other claims and liabilities. We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the directors and our executive officers with contractual rights to the indemnification and expense advancement rights provided under our second amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
We believe that the management and indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms. We further believe that the fees incurred by us under the management agreement are customary and within the range charged by similarly situated sponsors. In addition, from time to time and in the ordinary course of business and at arms-length, we engage other Carlyle portfolio companies as subcontractors or service providers and they engage us as subcontractors or service providers. The cost and revenue associated with these related party transactions were approximately $857 thousand and $1.1 million, respectively, for fiscal 2015.
The Acquisition
In connection with the acquisition of Booz Allen Hamilton by Carlyle, our current and former executive officers (or their related family trusts) received a combination of current and deferred cash consideration as well as stock and options in Booz Allen Holding. Of the overall cash consideration, $158.0 million was structured as an interest in the deferred payment obligation and $80.0 million was deposited into escrow to fund certain purchase price adjustments, future indemnification claims under the merger agreement and for certain other adjustments. The remainder of the cash consideration was paid on the closing date as part of the acquisition. The current and former executive officers (or their related family trusts) receive their pro rata share of any payments of the deferred payment obligation and any releases of funds held in escrow to selling stockholders.
As of March 31, 2015, there was approximately $81.3 million of the deferred payment obligation outstanding, which includes accrued interest of $1.3 million, with approximately $20.6 million of indemnified pre-acquisition claims outstanding against the deferred payment obligation that may offset the future amount paid back to selling stockholders should such claims settle unfavorably. The ultimate value of our current and former executive officers’ (or their related family trusts’) interests in the deferred payment obligation will not be known until all such claims are resolved.

Stock Repurchases
On November 4, 2014, Booz Allen Holding entered into an agreement with Coinvest to repurchase 1,000,000 shares of Class A common stock. The shares were repurchased at a price of $25.10 per share, or aggregate purchase price of $25.1 million, in a private non-underwritten transaction.
On February 2, 2015, Booz Allen Holding entered into an underwriting agreement with Coinvest and Morgan Stanley & Co., LLC, or the underwriter, pursuant to which (i) Coinvest sold 12,000,000 shares of Class A common stock to the underwriter at a price of $28.36 per share and (ii) Booz Allen Holding repurchased 1,000,000 shares of Class A common stock from the underwriter at the price per share equal to the price per share paid by the underwriter, for an aggregate purchase price of $28.36 million.
Other Relationships

Bryan E. Shrader, a principal at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chairman of the Board. He earned a base salary of $208,753 and received a bonus of $46,000 and retirement contributions of $13,010 in fiscal 2015. He also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Shrader continues to be employed by us during fiscal 2016 under similar terms.

Cameron A. Mayer, a principal at the Company, is the son of Mr. John Mayer, an Executive Vice President of the Company. He earned a base salary of $171,625, received a bonus of $46,005 which includes his annual performance bonus and milestone anniversary award, and retirement contributions of $11,445 in fiscal 2015. Mr. Mayer also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Mayer continues to be employed by us during fiscal 2016 under similar terms.

Albert L. Iannitto, an associate at the Company, is the brother-in-law of Mr. Joseph Logue, an Executive Vice President of the Company. He earned a base salary of $113,638, performance and recognition awards of $2,300, and retirement contributions of $7,538 in fiscal 2015. Mr. Iannitto also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Iannitto continues to be employed by us during fiscal 2016 under similar terms.

Ryan J. Cook, an associate at the Company, is the son of Mr. Kevin L. Cook, an Executive Vice President and Chief Financial Officer of the Company. He earned a base salary of $105,983, performance and recognition awards of $2,700, and retirement contributions of $4,308 in fiscal 2015. Mr. Cook also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Cook continues to be employed by us during fiscal 2016 under similar terms.

During fiscal 2015, we recorded expenses of $396,586 for the hiring and use of an aircraft solely for business purposes by a company of which our Chairman of the Board and former Chief Executive Officer, Dr. Shrader, is the sole owner. The payments we made to the affiliate of Dr. Shrader for such use were based on the market rate charged to third parties for use of the aircraft. In addition, we recorded expenses of $2,010 in fiscal 2015 for technical consulting services incurred by such affiliate in connection with the operation of the aircraft and paid by the Company. We continue to hire and use the aircraft for business purposes for fiscal 2016.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The following discussion of compensation arrangements of our named executive officers for fiscal 2015 should be read together with the compensation tables and related disclosures set forth below. Although this Compensation Discussion and Analysis focuses on our named executive officers for fiscal 2015, the structure of our compensation programs is generally consistent for all Executive Vice Presidents and Senior Vice Presidents.
As a result of thoughtful succession planning, we facilitated several planned senior management changes in fiscal 2015. Dr. Ralph W. Shrader retired as Chief Executive Officer effective January 1, 2015 and continues to serve as Chairman of our Board of Directors. See “Director Compensation” for a description of Dr. Shrader’s compensation as Chairman. In connection with Dr. Shrader's retirement, our President and Chief Operating Officer, Horacio D. Rozanski, was appointed to the position of Chief Executive Officer effective January 1, 2015. In addition, our Chief Financial Officer and Chief Administrative Officer, Mr. Samuel R. Strickland retired effective on June 30, 2014. In connection with the planned retirement of Mr. Strickland, Kevin L. Cook was appointed to the position of Chief Financial Officer, effective on July 1, 2014. Mr. Cook was subsequently promoted to Executive Vice President effective April 1, 2015. While not a named executive officer for fiscal 2015, Mr. Joseph Mahaffee was appointed to the position of Chief Administrative Officer, effective July 1, 2014.
Our named executive officers for fiscal 2015 were:

Name	Title
Horacio D. Rozanski	President and Chief Executive Officer
Kevin L. Cook	Executive Vice President, Chief Financial Officer and Treasurer
Karen M. Dahut	Executive Vice President
Lloyd W. Howell, Jr.	Executive Vice President
Joseph Logue	Executive Vice President
Dr. Ralph W. Shrader	Chairman and former Chief Executive Officer
Samuel R. Strickland	Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Executive Summary
Company Performance

In fiscal 2015, the company continued to deliver solid returns to our stockholders despite a challenging market. We have continued to ensure that our management of the business provides the resources necessary to invest in new capabilities and markets. Our growth platforms are positioning Booz Allen to deliver sustainable quality growth in areas such as our Innovation Agenda where we are driving innovative solutions into our client accounts, Commercial and International, which are experiencing strong growth, Engineering and Systems Delivery, where we are developing greater expertise and scale, and the dynamic and growing market for our significant Cyber capabilities. Our focus on being our client’s essential partner by leveraging our collaborative culture to seamlessly combine and deliver the breadth of our capabilities to our extensive client base is what differentiates us from our competitors and enables us to perform during challenging times.

•	Our stock price increased by 32% and total shareholder return increased by 40%

•	While Adjusted EBITDA decreased 2.0% to $523.5 million, the company exceeded its target of $517.2 million

•	We declared and paid $215 million in dividends to stockholders

•	The dividend rate was increased by 18%, effective in the third quarter of fiscal 2015.

•
We expect to declare and pay regular quarterly cash dividends in the future; however, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board of Directors, which will take into consideration future earnings, cash flows, financial requirements, and other factors.

Compensation Philosophy
Our executive compensation program is designed to motivate our executives to act in the best interests of the Company through an emphasis on client service and by encouraging the rapid and efficient allocation of our people across markets, clients, and opportunities.

Our Philosophy	Key Tenets of Our Program Design

- Aligns executives' compensation with company performance and the creation of long-term sustainable shareholder value.

- Uses a partnership-style compensation model which fosters a culture of collaboration.

- Attracts, motivates and retains executives of exceptional ability to meet and exceed the demands of our clients.

- Creates appropriate rewards and penalties for exceeding or falling short of firm-level performance targets.

- 100% of annual compensation tied to company performance including base salary which is designed as a "draw."

- Equity awards with multi-year vesting to reinforce the importance of translating annual operating results into long-term shareholder value.

- Each executive is assigned to a level based on role, responsibilities, competencies, and performance with all executives at the same level receiving the same total compensation.

- Based on business needs we may also pay additional amounts to one or more executives to recognize special roles or responsibilities.

Utilizing this philosophy and compensation design, our executive compensation program effectively achieves the following objectives:

•	Focuses on optimizing stockholder value and fostering an ownership culture;

•	Encourages and rewards executives through emphasis on client service and collaboration; and

•	Creates and enables agility within our leadership and the Company overall allowing us to quickly adjust, align, and advance in an ever-changing global marketplace.

Fiscal 2015 Compensation Program Summary
Our executive compensation program consists of the following components, which are designed to provide compensation that is heavily tied to the achievement of our short and long-term goals and designed to promote a long-term career with the Company:

Element	Objective
Base Draw	Reflects the requirements of the marketplace to attract and keep our executive talent
Annual Incentives	Rewards our executives for performance against key operational and financial targets
Long Term Equity Incentives	Rewards our executives for growing our Company over the long term and aligns their interests with our stockholders
Benefits	Provides for the health and welfare of our executives
Retirement Benefits	Promotes long term commitment of our executives to the Company and builds financial security
Each executive's total annual compensation, including base draw and annual incentives are at risk and tied to our annual financial performance, other than as required by applicable federal, state, and local labor law requirements. Annual compensation tied to performance targets are delivered in a mix of cash and restricted stock units (or restricted stock in the case of our former Chief Executive Officer, Dr. Shrader) as described below. The target annual compensation mix for all named executive officers is approximately 51% base draw and 49% annual incentives.
Key Executive Compensation Practices

To ensure strong corporate governance, our compensation program incorporates the following key practices:

What We Do	What We Don’t Do
Require our executives and directors to satisfy stock ownership requirements	No repricing of underwater stock options
Maintain a clawback policy that allows us to recoup compensation earned in the event of a restatement of our financial results	No individual Supplemental Executive Retirement Plans
Total compensation for our CEO is closely aligned with that of our other NEOs	No golden parachute payments for CEO following a change in control
Annual review of our peer group to benchmark executive compensation levels and evaluate competitiveness of our pay practices	No stock options granted below fair market value
Annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	No change in control agreements for NEOs
Regular reviews of executive talent, performance, deployments, and succession	No engagement by executives in hedging transactions
2014 Advisory Vote to Approve Executive Compensation

At the 2014 Annual Meeting of Stockholders, over 99% of the votes cast were in favor of our executive compensation structure. There is an advisory vote scheduled for the 2017 Annual Meeting of Stockholders.

We welcome feedback regarding our executive compensation programs and will continue to engage with our stockholders in fiscal 2016.

Setting Executive Compensation

Our compensation program allows us to attract and retain top tier talent and provide significant incentives for exceeding our performance targets, while also providing significant penalties for under-performance. The President and Chief Executive Officer, Chief Financial Officer, and Chief Personnel Officer together recommend the target compensation for each level by reviewing historical compensation and considering factors such as projected financial performance, growth, and market conditions for the coming fiscal year. The recommendation is then reviewed with the Company's Leadership Team. The result is the dollar value per point multiplied by the number of points assigned to each executive level to determine target compensation. Based upon their collective experience and reasoned business judgment, our Compensation Committee considers the recommendation from management and approves the final targeted monetary value per point based on achieved performance objectives.

Benchmarking Compensation

We evaluate compensation for the fiscal year based on overall performance objectives and broad market parameters, including:
•Peer Market Analysis (from proxy statements of peer companies); and

•	Technical Industry Market Survey Analysis (cross industry surveys for companies of similar size).

Our management consults with ClearBridge Compensation Group, LLC, who provides us with a peer group analysis of market position and executive compensation design. For fiscal 2015, peer comparisons were performed against seven companies which were selected based on similarities to the Company in size and/or industry as well as operations. The selected companies were Accenture, SRA International, ICF International, Leidos Holdings, Inc., ManTech International, SAIC, Inc., and CACI International. In addition, management obtains market analysis and executive compensation survey data from nationally recognized survey providers, including Mercer U.S. Long Term Incentive and Equity Compensation Survey, Towers Watson Top Management Survey, and Towers Watson Professional Services Executive Survey. Salary, cash incentive compensation, and long-term stock incentives are considered in these analyses; however, we do not use survey data to set compensation; instead, we use it to confirm that our compensation is within a competitive range.
Compensation Elements
Base Draw

Our executives receive a monthly base draw payment, which is paid over the course of the year like a salary, but is unlike salary in that the base draw is performance-based. In the event that annual Company performance is significantly below expectations, any excess draw payment made to each executive is at risk and could be required to be returned, subject to the limitations established by applicable federal, state and local labor law requirements. For fiscal 2015, each of our named executive officers earned the base draw set forth in the “Salary” column of the Summary Compensation Table.
Annual Incentive

The annual incentive portion of our executives' compensation is provided through our annual bonus program, which is delivered in cash and restricted stock units (or restricted stock in the case of Dr. Shrader). The amount earned is based on achievement of the Company's performance target metric with upward or downward adjustments for exceeding or falling below the target. The performance target metric is set at or near the beginning of each fiscal year by the Compensation Committee of the Board of Directors. For fiscal 2015, the annual incentive performance metric is Adjusted EBITDA. Payment of the annual incentive payments at target levels would generally occur when actual Adjusted EBITDA is equal to the target Adjusted EBITDA. A portion of any variance between target and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation Committee in its sole discretion. A positive variance between the target and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.

Adjusted EBITDA is defined as our net income before income taxes, net interest and other expense, and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.

No bonuses are payable to our Named Executive Officers unless we achieve a minimum Adjusted EBITDA level of $440 million. If we achieve that level of performance, we can allocate up to 200% of their pro-rata share of the target bonus pool based on our actual Adjusted EBITDA results and the bonus pool approved by the Compensation Committee for all of our executives.
Our Compensation Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year end operating results. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis.

	Adjusted EBITDA	Bonus Pool
FY15 Target	$517.2 million	$28.0 million
FY15 Actual	$523.5 million	$30.8 million
In addition, executives receive a "supplemental bonus" payable in cash that is tied to Company performance and varies based on total compensation. The supplemental bonus is calculated by multiplying the sum of the base draw and bonus by a factor assigned to each executive’s level. For fiscal 2015, the supplemental bonus factor for each of our Named Executive Officers is indicated in the following table;

Name	Supplemental Bonus Factor (%)
Horacio D. Rozanski	12.7
Kevin L. Cook	5.8
Karen M. Dahut	11.5
Lloyd W. Howell, Jr.	11.5
Joseph Logue	12.7
Dr. Ralph W. Shrader	12.8
Samuel R. Strickland	12.7

Any supplemental bonus payments to executives are contingent upon the Company generating net income as reported in the Company’s audited financial statements for the fiscal year as well as upon approval by the Compensation Committee of the Board of Directors.
Annual Incentive - Cash Component

The cash component of the annual incentive is generally the same for each executive within the same level. For the named executive officers, a portion (ranging from 55% - 80%) of the annual incentive is provided in cash with the remainder delivered in restricted stock units as described below. In addition, executives receive the supplemental bonus in cash, as previously discussed. Executives who retire before the end of the calendar year, or whose employment terminates before the issuance of the equity portion of the annual bonus and under circumstances that entitle them to a full or pro-rated bonus, will be paid their annual bonus entirely in cash.

Certain of our named executive officers also received special cash bonuses for 2015 as described below under “Employment Letters.”

Annual Incentive - Equity Component

The equity component of the annual incentive award is granted in restricted stock units (or restricted stock in the case of Dr. Shrader's 2015 grant) and vests ratably over three years, subject to certain exceptions. The equity portion is intended to enable executives to own meaningful amounts of our stock and create a link to long-term shareholder value.

For the named executive officers, a portion (ranging from 20% - 45%) of the annual incentive (excluding the supplemental cash bonus) is delivered in the form of restricted stock units. The Company determines the number of restricted stock units to be granted to each executive by multiplying the total annual bonus amount by the percentage factor and then applying a 20% premium. The resulting amount is divided by the fair market value of our stock on the date of grant to determine the number of units (or shares, as applicable) granted. Because they retired in fiscal 2015, Dr. Shrader and Mr. Strickland will not receive an equity grant with respect to fiscal 2015.

Annual Incentive - Fiscal 2015 Payments

The cash payments received by each of our named executive officers for fiscal 2015 is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The equity grants for fiscal 2014 performance granted in fiscal 2015 are reflected in this year's “Stock Awards” column of the Summary Compensation Table. The equity grants for fiscal 2015 performance granted in fiscal 2016 will be reflected in next year's “Stock Awards” column of the Summary Compensation Table. Total payments for fiscal 2015 for each of our named executive officers under the annual bonus program are reflected below:

Name	Total Annual Incentive [1] ($)	Amount Paid in Cash [1] ($)	Amount to be Delivered in Restricted Stock Units [2] ($)
Horacio D. Rozanski [3]	1,206,334	730,054	476,280
Kevin L. Cook	367,446	291,846	75,600
Karen M. Dahut [3]	929,650	555,430	374,220
Lloyd W. Howell, Jr. [3]	929,650	555,430	374,220
Joseph Logue [3]	1,206,334	730,054	476,280
Dr. Ralph W. Shrader [4]	937,593	937,593	—
Samuel R. Strickland [4]	281,739	281,739	—

(1)	Includes supplemental cash bonus payment.

(2)	Includes 20% premium.

(3)	Amounts for Messrs. Rozanski, Logue, Howell and Ms. Dahut exclude their "special cash bonus" as described below under “Employment Letters.”

(4)	Dr. Shrader retired on January 1, 2015 and Mr. Strickland retired on June 30, 2014. Accordingly, each of their annual bonuses for fiscal 2015 was paid entirely in cash.

Long-Term Incentives

We believe that our executives should hold meaningful amounts of equity to align their interests to those of our stockholders, and, accordingly, long-term equity compensation is an important component of our compensation program. Our long-term incentive program consists of awards of stock options to our executives under the Equity Incentive Plan. We believe stock options further our objective of aligning the interests of our executives with those of our stockholders by providing our executives with a continuing stake in our long-term success and by rewarding them based on the future growth in our equity value. We generally award stock options upon hire of an executive and/or upon promotion. While none of our named executive officers received stock option grants in fiscal 2015, they do continue to hold substantial amounts of equity as shown below and further discussed under "Executive Holding Requirements."

Named Executive Officers	Holding Requirement	Actual Holdings [1]
Chief Executive Officer	5x base draw	24x base draw
Other Named Executive Officers	1x to 3x base draw	13x base draw

(1) Actual holdings for the other named executive officers is an average of their actual equity holdings compared to their respective base draw amounts as of fiscal year end. Amount does not include Dr. Shrader and Mr. Strickland who retired during the fiscal year.

For options granted on or after February 23, 2012, the vesting of stock options is time-based over 5 years. For options granted before February 23, 2012, the terms of the options granted to our named executive officers under the Equity Incentive Plan were negotiated between members of management and Carlyle at the time Carlyle acquired a majority equity interest in our company. A portion of the options vest based on continued service and the remainder vest based on achievement of EBITDA and cumulative cash flow performance goals.

The EBITDA target for performance options vesting for fiscal 2015 was $519.1 million, with the annual target level increasing by 12% each year. The annual cash-flow target for the fiscal 2015 performance year before adjustment was $332.1 million, with future annual targets increasing by approximately 12% per year, and subject to upward or downward adjustments for changes in net revenue growth.

For purposes of the options, “EBITDA” is defined as our consolidated earnings before subtracting interest, taxes, depreciation, amortization, stock-option based and other equity-based compensation expenses, management, transaction and similar fees paid to the principal stockholders or their affiliates, as reflected on our audited consolidated financial statements for such fiscal year, and adjusting for certain extraordinary and non-recurring items as determined by the Compensation Committee; and “cash flow” means (i) EBITDA for a fiscal year less (ii) the increase in adjusted working capital (accounts receivable (net) less accounts payable, less other accrued expenses) in the fiscal year (which may be a positive or a negative number) less (iii) any overruns in the annual budget for capital expenditures in the financial plan approved by the Board for that fiscal year.
Benefits and Perquisites

Our employees are eligible to participate in a full complement of benefit plans. Our executives also participate in enhanced medical and dental plans, life insurance, AD&D and personal liability coverage at the Company's expense. Our executives receive perquisites including initiation fees for club memberships and reasonable dues on an annual basis, up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction and a one-time reimbursement of up to $5,000 for retirement financial planning. In addition, in order to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for foreign or domestic travel. We believe that our executive benefits and perquisite programs are reasonable and necessary to sustain a fully competitive executive compensation program. For more detail on the perquisites that our named executive officers receive, see footnote 6 to the Summary Compensation Table below.
Other Payments

Some of our executives received options in 2008 pursuant to our Officers' Rollover Stock Plan to replace compensatory stock options previously granted by our predecessor. Holders of these options received dividend equivalent rights in connection with the payment of certain special dividends. The dividend equivalent rights entitle the executive to receive a cash payment on the option's fixed exercise date. The amount of the cash payment is based on the difference between adjustments made to the option exercise price in connection with the special dividends and the amount of the special dividends. The amount of the dividend equivalent payment credited for the two special dividends declared in fiscal 2013 is included in the Non-Qualified Deferred Compensation Table below.

In connection with the payment of the two $1.00 special dividends in fiscal 2014 and one $1.00 special dividend in fiscal 2015, holders of certain options granted pursuant to our Equity Incentive Plan received dividend equivalent rights that entitle the executive to receive, on the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. The amount of the dividend equivalent payment credited for the two special dividends declared in fiscal 2014 and one $1.00 special dividend declared in fiscal 2015 is included in the “All Other Compensation” column of the Summary Compensation Table below.

Defined Contribution Retirement Plan and Other Retirement Benefits

We provide retirement benefits to our executives (including our named executive officers) in order to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose.

Employees’ Capital Accumulation Plan

All employees, including our named executive officers, were automatically eligible to participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. We funded contributions to ECAP annually for each of our named executive officers. All employees, including our named executive officers, will be eligible for an annual matching contribution of up to 6% of their eligible annual income as determined by the Internal Revenue Code. Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Internal Revenue Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and taxed accordingly.

Additional Retirement Benefits

We provide additional retirement benefits to our executives (including our named executive officers) in order to provide them with additional security in retirement and promote a long-term career with our company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with ten years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy and dental health care. The premiums for this health care coverage are paid by the Company.
Employment Letters

In January 2014, the Compensation Committee determined that it was appropriate to enter into employment letter agreements, or employment letters, with Messrs. Rozanski, Logue and Howell and Ms. Dahut to reflect recent leadership changes, to align their compensation to the market for similarly situated executives, and to ensure retention of these critical leaders during our leadership succession period. These agreement were put in place effective April 1, 2014.

Under the employment letters, each of Messrs. Rozanski, Logue and Howell and Ms. Dahut received a special cash bonus for fiscal 2015 in the amount of $525,000, $425,000, $375,000 and $375,000 respectively (such amount, the “Special Cash Bonus”). The payment of the Special Cash Bonus was subject to the continued employment of each executive through March 31, 2015, compliance with the terms of the employment letters, and the Company generating more than $1.00 of net income. Each of Messrs. Rozanski and Logue also received a special grant of 268,818 shares of restricted stock and each of Mr. Howell and Ms. Dahut also received a special grant of 179,212 shares of restricted stock. The restricted stock will vest 33% on March 31, 2016, 34% on March 31, 2017, and 33% on March 31, 2018, subject to the executive’s continued employment through such dates.

The employment letters provide for base draw and annual incentives that are consistent with that currently provided to the executives (and described above). Each executive officer will be eligible to participate in the employee benefit and executive perquisite programs of the Company on the same terms as similarly situated executive officers of the Company. Payments upon termination of employment will be governed by the Company’s severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject the terms and conditions of such policies. The officer is required to provide the Company with not less than 90 days’ notice of termination of employment for any reason other than death or disability (or such longer notice period as is provided in the relevant officer policy). In addition, each executive agreed to be bound by perpetual confidentiality provisions and non-compete and non-solicit covenants while employed with us and for one year following termination of employment.

Executive Holding Requirements

Equity holding requirements are in place for all of our executives to further align their interests to those of our stockholders. Until an executive has satisfied the holding requirements set forth below, the executive cannot sell any equity granted as equity compensation by the firm. Each executive’s required equity holding amount is determined as a multiple of his or her base draw. The applicable multiples for our named executive officers are set forth in the table below as well as a comparison of their actual equity holding as of the end of the fiscal year:

Named Executive Officers	Holding Requirement	Actual Holdings [1]
Chief Executive Officer	5x base draw	24x base draw
Other Named Executive Officers	1x to 3x base draw	13x base draw

(1) Actual holdings for the other named executive officers is an average of their actual equity holdings compared to their respective base draw amounts as of fiscal year end. Amount does not include Dr. Shrader and Mr. Strickland who retired during the fiscal year.

In calculating an executive's holdings, Class A Common Stock, vested in-the-money stock options and vested and unvested restricted stock and restricted stock units issued under the Equity Incentive Plan, and all stock options issued under the Officers' Rollover Stock Plan will be considered owned by the executive.
Risk Assessment

This year, we contracted with PricewaterhouseCoopers LLP to conduct a risk assessment of our compensation programs in order to receive third-party perspective. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Company's Leadership Team and the Compensation Committee of the Board, with the results of the PricewaterhouseCooper LLP review, concluded that our executive compensation program does not encourage undue risk-taking.

Government Limitations on Reimbursement of Compensation Costs

As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation, or the FAR, which govern the reimbursement of costs by our government clients. Pursuant to FAR 31.205-6(p), our contracts entered into prior to June 24, 2014 include limitations on the  allowability of senior executive compensation equal to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy under Section 39 of the Office of Federal Procurement Policy Act (41 U.S.C. 1127). The benchmark cap applies to the five most highly compensated employees in management positions. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts.

For all employees working on contracts with Department of Defense (DoD), NASA or Coast Guard, entered into on or after December 31, 2011 and before June 24, 2014, the FAR also limits the allowability of reimbursement for compensation to the benchmark compensations caps described above.

For all employees working on Federal contracts entered into on or after June 24, 2014, the Bipartisan Budget Act imposed a new compensation cap of $487,000, which cap will be adjusted annually in accordance with the Employment Cost Index for all workers.  The FAR was amended to impose this limitation effective June 24, 2014.

Policy on Recovering Bonuses in the Event of a Restatement

We have included provisions in our Annual Incentive Plan and our Equity Incentive Plan that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements, individuals subjected to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and, to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations. In addition, if an individual engages in certain other misconduct, we have the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, was paid or settled in the twelve months prior to or any time after the individual engaged in such misconduct.
Certain Change in Control Provisions

Options granted under our Equity Incentive Plan prior to our initial public offering contain provisions that accelerate vesting in connection with certain change in control events. Under the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person (other than Carlyle) of 50% or more of the combined voting power of our company's then outstanding voting securities, the merger of our company if its stockholders immediately prior to the merger together with Carlyle do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization) or the sale of all or substantially all the assets of our company to non-affiliates. Vesting of options granted under our Equity Incentive Plan prior to our initial public offering is accelerated only as a result of events that result in liquidity to Carlyle. These provisions were negotiated at the time of Carlyle's investment in our company and are designed to motivate management to assist our principal stockholders in achieving a favorable return on their investment in our company.

For options granted after our initial public offering, in the event of a change in control, unless the plan administrator determines otherwise, all time-vesting awards under the Equity Incentive Plan will fully vest and a pro-rated portion of outstanding performance-vesting awards will vest based on the performance achieved as of the change in control.

In addition, if during the five year period after a change in control our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants

It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. We expect that we will generally grant awards to new hires and promotion awards effective at the time of the next scheduled Compensation Committee or Board of Directors meeting, and annual awards in June. In addition, it is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our Board of Directors) takes formal action to grant them.
Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. As described above, all of our short-term non-equity incentive compensation is determined based upon the achievement of certain predetermined financial performance goals and follow criteria that generally permit us to deduct such amounts without being subject to limits under Section 162(m). While we will continue to monitor our compensation programs in light of Section 162(m) and seek to pay deductible compensation whenever possible consistent with our overall compensation philosophy, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be deductible and our Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Internal Revenue Code disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. As described above, options and restricted stock awarded under our Officers' Rollover Stock Plan and options granted under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards	Non-Equity Incentive Plan Compensation [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [7]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski [5] President & Chief Executive Officer	2015	1,050,000	—	6,757,378	—	1,255,054	16,435	425,263	9,504,130
	2014	1,050,000	85,275	426,600	211,500	616,354	13,807	718,163	3,121,699
	—	—	—	—	—	—	—	—	—
Kevin L. Cook [5] Executive Vice President, Chief Financial Officer & Treasurer	2015	375,000	—	71,979	—	291,846	11,028	229,876	979,729
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Karen M. Dahut [5] Executive Vice President	2015	825,000	—	4,558,901	—	930,430	12,179	270,945	6,597,455
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Lloyd W. Howell, Jr. [5] Executive Vice President	2015	825,000	—	4,558,901	—	930,430	10,000	281,825	6,606,156
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Joseph Logue [5] Executive Vice President	2015	1,050,000	—	6,757,378	—	1,155,054	13,995	399,425	9,375,852
	2014	1,050,000	85,275	426,600	211,500	616,354	14,729	835,360	3,239,818
	—	—	—	—	—	—	—	—	—
Dr. Ralph W. Shrader [6] Chief Executive Officer (Retired) & Chairman	2015	871,875	—	502,193	—	937,593	7,500	554,701	2,873,862
	2014	1,162,500	94,570	601,122	—	684,605	10,000	702,134	3,254,931
	2013	1,162,500	—	431,385	—	612,266	10,000	1,579,196	3,795,347
Samuel R. Strickland [6] EVP, Chief Financial Officer & Chief Administrative Officer (Retired)	2015	262,500	—	—	—	281,739	2,400	119,158	665,797
	2014	1,050,000	141,975	542,948	—	937,654	10,000	379,153	3,061,730
	2013	1,050,000	—	389,640	—	553,014	10,000	1,981,871	3,984,525

(1)	Each year is a reflection of our fiscal year which runs from April 1 to March 31. For example, 2015 reflects fiscal 2015 - April 1, 2014 to March 31, 2015.

(2)
This column represents the grant date value of restricted stock and restricted stock units granted on July 1, 2014 as part of the fiscal 2014 annual incentive. See “Compensation Discussion and Analysis -- Compensation Elements -- Annual Incentive.” For Messrs. Rozanski, Logue, Howell and Ms. Dahut, this column also represents the grant date value of restricted stock granted on May 2, 2014 in accordance with their employment letters as described in the "Compensation Discussion and Analysis - Employment Letters" section. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2015, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive.

(3)
This column reflects the cash portion of the annual bonus and supplemental bonus under our annual performance bonus program, which provides awards based on the achievement of corporate performance objectives. The portion of the award paid in cash is reported in the Summary Compensation Table with respect to the year in which the bonus is earned. The annual performance bonus program is described more fully at “Compensation Discussion and Analysis - Annual Incentive.” This column also reflects the special cash bonus payments to

Messrs. Rozanski, Logue, Howell and Ms. Dahut as described under "Compensation Discussion and Analysis - Employment Letters."

(4)	This column reflects the change in value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers.

(5)	Messrs. Cook and Howell and Ms. Dahut were not named executive officers prior to 2015. Messrs. Rozanski and Logue were not named executive officers prior to 2014.

(6)
Dr. Shrader and Mr. Strickland retired in fiscal 2015, however Dr. Shrader continues to serve as Chairman of the Board of Directors. As a non-employee Chairman, Dr. Shrader is eligible to receive compensation as previously discussed in the "Director Compensation" section. For his initial term of service which began on January 1, 2015 and ends on July 31, 2015, Dr. Shrader received a pro-rated annual retainer of $174,247 in the form of cash, and he was awarded 1,593 shares of restricted stock for his pro-rated portion of the annual equity grant. The grant date fair market value of the shares was $46,466, based on the $29.17 closing price of our stock on the February 5, 2015 grant date. These amounts are included in the "Other" column of the Other Compensation Table below.

(7)	The table below describes the elements included in All Other Compensation.

OTHER COMPENSATION TABLE
Name	Dividend Equivalents on Vested Stock Options [a]	Club Membership [b]	Financial Counseling	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [c]	Executive Medical and Retiree Plan Contributions [d]	Tax Gross-Up [e]	Life Insurance	Other [f]	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	201,020	68,890	12,600	18,112	17,500	43,194	1,631	2,349	59,967	425,263
Kevin L. Cook	95,000	7,572	9,736	18,112	23,000	43,194	4,520	8,650	20,092	229,876
Karen M. Dahut	145,040	7,795	10,968	18,112	23,000	43,194	2,717	3,946	16,173	270,945
Lloyd W. Howell, Jr.	158,120	9,051	12,160	18,112	17,500	43,194	1,524	2,931	19,233	281,825
Joseph Logue	266,000	14,385	10,000	18,112	23,000	43,194	2,314	3,287	19,133	399,425
Dr. Ralph W. Shrader	140,000	8,667	13,437	18,112	23,000	36,626	8,976	17,691	288,192	554,701
Samuel R. Strickland	9,000	9,100	—	18,112	—	38,564	8,020	3,229	33,133	119,158

(a)
In connection with the payment of the $1.00 special dividend paid in fiscal 2015, holders of certain options granted pursuant to our Equity Incentive Plan received dividend equivalent rights that entitle the executive to receive, on the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. The dividend equivalent earned as a result of this $1.00 special dividend, to be paid out upon vesting, is included in this column as well as the dividend equivalent paid on vested options held at the time of the special dividend distribution.

(b)	Amount for Mr. Rozanski includes a one-time initiation fee associated with a new club membership.

(c)
Represents retirement plan contributions paid by the Company to the named executive officer as described above under “Compensation Discussion and Analysis -- Compensation Elements -- Defined Contribution Retirement Plan and Other Retirement Benefits.”

(d)	For Dr. Shrader and Mr. Strickland includes premium payments for both the active executive and retiree medical plans.

(e)	Includes tax gross-ups relating to life insurance coverage and retirement gift for Mr. Strickland.

(f)
Includes: dental, supplemental medical, accident insurance, personal excess liability coverage, estate planning, milestone anniversary awards, security services ($40,818 for Mr. Rozanski), and vehicle parking. Data for Dr. Shrader and Mr. Strickland includes premium payments for retiree dental coverage, depreciated value of bestowed office furniture and associated transportation costs, event tickets for Dr. Shrader, and a retirement gift for Mr. Strickland. Data for Dr. Shrader also includes compensation received as Chairman of the Board of Directors in fiscal 2015 following his retirement from the Chief Executive Officer position as previously detailed in footnote 6 of the Summary Compensation Table.

GRANTS OF PLAN BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	($)	(#)($)	($)
Horacio D. Rozanski	5/2/2014	5/2/2014	—	525,000	—				268,818			6,303,782
	7/1/2014	5/21/2014		—			21,029 (#)		—			453,596
	—	6/23/2014	—	616,354	1,099,581	—	385,560 ($)	771,120	—
Kevin L. Cook	7/1/2014	5/21/2014					3,337 (#)		—			71,979
	—	6/23/2014	—	240,381	459,107	—	61,200 ($)	122,400	—
Karen M. Dahut	5/2/2014	5/2/2014	—	375,000	—				179,212			4,202,521
	7/1/2014	5/21/2014					16,522 (#)		—			356,380
	—	6/23/2014	—	467,675	840,633	—	302,940 ($)	605,880	—
Lloyd W. Howell, Jr.	5/2/2014	5/2/2014	—	375,000	—				179,212			4,202,521
	7/1/2014	5/21/2014					16,522 (#)		—			356,380
	—	6/23/2014	—	467,675	840,633	—	302,940 ($)	605,880	—
Joseph Logue	5/2/2014	5/2/2014	—	425,000	—				268,818			6,303,782
	7/1/2014	5/21/2014					21,029 (#)		—			453,596
	—	6/23/2014	—	616,354	1,099,581	—	385,560 ($)	771,120	—
Dr. Ralph W. Shrader	7/1/2014	5/21/2014					23,282 (#)		—			502,193
	2/5/2015	1/28/2015					1,593 (#)		—			46,468
	—	6/23/2014	—	684,605	1,220,502	—	426,870 ($)	853,740	—
Samuel R. Strickland	—	6/23/2014	—	234,414	435,545

(1)
Reflects the portion of the target and maximum bonus levels for fiscal 2015 under our annual performance bonus plan, which provides awards based on the achievement of corporate performance objectives, payable in cash, as well as the target and maximum supplemental bonus award. The annual performance bonus plan and supplemental bonus awards are described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.” Non-equity incentive plan awards have no minimum threshold payouts. The maximum payout for the annual bonus is equal to 200% of target plus the supplemental cash bonus payable as a result of the maximum annual bonus payment. This column also reflects the May 2014 special cash bonus awards granted to Messrs. Rozanski, Logue, and Howell and Ms. Dahut which are described more fully under "Compensation Discussion and Analysis - Employment Letters." The actual cash bonuses paid for fiscal 2015 are reflected in the Summary Compensation Table.

(2)
Reflects the actual number of restricted stock or restricted stock units grants under our Annual Incentive Plan during fiscal 2015, which occurred on July 1, 2014, with respect to fiscal 2014 performance. Restricted stock or restricted stock units granted in July 2014 will vest ratably over a three year period, on June 30 of each year. Also reflects the dollar value of the portion of the target and maximum bonus levels for fiscal 2015 under our annual performance bonus plan payable in restricted stock units, including a 20% premium. Annual Incentive Plan awards have no minimum threshold payments. The maximum payout is equal to 200% of target. The actual number of restricted stock units awarded under the plan with respect to fiscal 2015 performance will be granted in the 2016 fiscal year based on the fair market value of our Class A common stock on the date of grant and will be reflected in the 2016 Summary Compensation Table. The annual performance bonus plan is described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.”

(3)
Reflects the May 2014 restricted stock grants to Messrs. Rozanski, Logue, and Howell and Ms. Dahut as described under "Compensation Discussion and Analysis - Employment Letters." Restricted stock granted in May 2014 will vest 33% on March 31, 2016, 34% on March 31, 2017, and 33% on March 31, 2018, subject to the executive’s continued employment through such dates. This column also reflects the restricted stock granted to Dr. Shrader in February 2015 for his service as Chairman of the Board of Directors following his retirement as CEO. The grant is prorated for the partial service year of January 1, 2015 to July 31, 2015 and will vest in full on July 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested [5]	Market Value of Shares or Units of Stock That Have Not Vested ($) [6]
Horacio D. Rozanski									312,713	9,049,914
	9,000	36,000	[1]	—		18.35		5/23/2023
	36,000	9,000	[1]	—		6.45	[7]	4/29/2020
	111,020	—		—		4.28		11/19/2018
	—	56,306	[4]	—		0.01		9/15/2015
Kevin L. Cook									4,878	141,169
	9,000	36,000	[1]	—		18.35		5/23/2023
	23,994	10,667	[1]	3,470	[2]	11.93	[7]	4/1/2021
				1,869	[3]	11.93	[7]	4/1/2021
	10,000	—		—		5.14	[7]	1/26/2020
Karen M. Dahut									204,797	5,926,825
	9,000	36,000	[1]	—		18.35		5/23/2023
	18,000	27,000	[1]	—		10.67	[7]	4/1/2022
	36,000	—		—		6.08		5/7/2019
	19,040	—		—		4.28		11/19/2018
	—	24,339	[4]	—		0.01		9/15/2015
Lloyd W. Howell, Jr.									218,600	6,326,284
	45,000	—		—		6.08		5/7/2019
	113,120	—		—		4.28		11/19/2018
	—	56,306	[4]	—		0.01		9/15/2015
Joseph Logue									312,713	9,049,914
	9,000	36,000	[1]	—		18.35		5/23/2023
	27,000	9,000	[1]	—		6.45	[7]	4/29/2020
	185,000	—		—		4.28		11/19/2018
	—	46,922	[4]	—		0.01		9/15/2015
Dr. Ralph W. Shrader									57,096	1,652,358
Samuel R. Strickland									16,643	481,648

(1)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, as set forth in the table below. These options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

Name	Option Exercise Price	June 30, 2015	June 30, 2016	June 30, 2017	June 30, 2018	Total
Horacio D. Rozanski	$6.45	3,000	—	—	—	3,000
	$18.35	9,000	9,000	9,000	9,000	36,000
Kevin L. Cook	$11.93	2,666	2,669	—	—	5,335
	$18.35	9,000	9,000	9,000	9,000	36,000
Karen M. Dahut	$10.67	9,000	9,000	9,000	—	27,000
	$18.35	9,000	9,000	9,000	9,000	36,000
Joseph Logue	$6.45	3,000	—	—	—	3,000
	$18.35	9,000	9,000	9,000	9,000	36,000

(2)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, as set forth in the table below, based on achievement of EBITDA performance goals, with the ability to “catch up” on missed goals if (a) the missed performance goal was at least 90% of target level and (b) cumulative EBITDA performance reaches the target cumulative levels during the five-year vesting period. In addition, any unvested options vest immediately prior to the effective date of certain change in control events if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

Name	Option Exercise Price	June 30, 2016	Total
Kevin L. Cook	$11.93	3,470	3,470

(3)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, based on achievement of cumulative cash flow performance goals, with the ability to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the five-year vesting period. In addition, any unvested options vest immediately prior to the effective date of certain change in control events if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

Name	Option Exercise Price	June 30, 2016	Total
Kevin L. Cook	$11.93	1,869	1,869

(4)
Options must be exercised between June 30 and September 15 in the year in which the option expires unless a named executive officer receives written consent from the administrator, in which case such options may be exercised through the end of the year in which they expire.

The options were granted pursuant to the Officers’ Rollover Stock Plan to replace compensatory stock options initially granted by our predecessor. In connection with special dividends paid to holders of our common stock in fiscal years 2010, 2013, 2014, and 2015 in accordance with the terms of the Officers’ Rollover Stock Plan, the exercise price per share of each outstanding option was reduced in an amount equal to the reduction in the value of the common stock as a result of each dividend. Because the reduction in share value exceeded the exercise price for certain of the options granted under the Officers’ Rollover Stock Plan, the exercise price for those options was reduced to the par value ($0.01) of the shares issuable on exercise, and the holders became entitled to receive on the option’s fixed exercise date a cash payment equal to the excess of the reduction in share value as a result of the dividend over the reduction in exercise price, subject to vesting and forfeiture on the same terms as the related option. Payments of such amounts to our named executive officers will be made as follows:

Name	June 30, 2015 ($)
Horacio D. Rozanski	850,917
Karen M. Dahut	366,258
Lloyd W. Howell, Jr.	850,882
Joseph Logue	708,706

Upon exercise of an option, the named executive officer must sell to us, and we must repurchase, at par value, one share of Class E special voting stock for each option exercised. If the named executive officer fails to complete the purchase of shares on exercise of the options within the time period set forth in the Officers’ Rollover Stock Plan or fails to file an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after exercise, the related shares of common stock will be deemed to have been forfeited by that named executive officer, and the named executive officer must sell to us, and we must repurchase, at par value, the related number of shares of Class E special voting stock held by the named executive officer.

(5)
The named executive officers’ restricted stock and restricted stock units vests as set forth in the table below. The restricted stock and restricted stock units become fully vested upon certain change in control events, unless otherwise determined by our Compensation Committee.

Name	June 30, 2015	July 31, 2015	March 31, 2016	June 30, 2016	March 31, 2017	June 30, 2017	March 31, 2018
Horacio D. Rozanski	21,781	—	88,709	15,103	91,398	7,011	88,711
Kevin L. Cook	2,108	—	—	1,657	—	1,113	—
Karen M. Dahut	11,163	—	59,139	8,914	60,932	5,508	59,141
Lloyd W. Howell, Jr.	20,279	—	59,139	13,601	60,932	5,508	59,141
Joseph Logue	21,781	—	88,709	15,103	91,398	7,011	88,711
Dr. Ralph W. Shrader	28,576	1,593	—	19,165	—	7,762	—
Samuel R. Strickland	10,751	—	—	5,892	—	—	—

(6)	Market value has been determined based on the fair market value of our stock on March 31, 2015 of $28.94.

(7)	Exercise price reflects adjustment in connection with $6.50 special dividend paid in August 2012.
Option Exercises and Stock Vested Table
The table below provides information on the named executive officers’ restricted stock awards that vested and the stock options that they exercised in fiscal 2015.

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise [1]	Value Realized on Exercise [2] ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting [3] ($)
Horacio D. Rozanski	56,115.04	1,250,804	19,445.00	413,012
Kevin L. Cook	—	—	994.00	21,113
Karen M. Dahut	24,316.52	516,663	7,228.00	153,523
Lloyd W. Howell, Jr.	56,115.04	1,281,667	19,445.00	413,012
Joseph Logue	46,762.53	1,068,056	19,445.00	413,012
Dr. Ralph W. Shrader	199,550.66	4,916,661	27,399.00	581,955
Samuel R. Strickland	58,625.55	1,241,380	37,207.00	790,277

(1)	Fractional shares are paid in cash.

(2)	Option Award ($) value realized is based on fair market value less exercise cost at time of exercise.

(3)	Stock Award ($) value realized is based on fair market value on June 30, 2014.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with ten years of service as an executive, he or she will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. Currently, Ms. Dahut and Mr. Logue are eligible to receive benefits under the Officers’ Retirement Plan upon retirement.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits [1] ($)	Payments During Last Fiscal Year [2] ($)
Horacio D. Rozanski	Officers’ Retirement Plan	15.5	140,616	—
Kevin L. Cook	Officers’ Retirement Plan	4.0	38,369	—
Karen M. Dahut	Officers’ Retirement Plan	10.5	105,000	—
Lloyd W. Howell, Jr.	Officers’ Retirement Plan	14.5	145,000	—
Joseph Logue	Officers’ Retirement Plan	13.5	135,000	—
Dr. Ralph W. Shrader	Officers’ Retirement Plan	36.3	—	362,500
Samuel R. Strickland	Officers’ Retirement Plan	18.7	—	186,667

(1)
The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under Statement of Financial Accounting Standards No. 87, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions. The amounts shown above reflect an assumption that each participant collects his benefit at the earliest age at which an unreduced benefit is available.

(2)	Column represents amounts paid to Dr. Shrader and Mr. Strickland upon retirement in fiscal year 2015.
Non-Qualified Deferred Compensation
In connection with the payment of each special dividend in fiscal years 2010, 2013, 2014, and 2015 holders of certain options (including our named executive officers) granted pursuant to our Officers’ Rollover Stock Plan to replace compensatory stock options initially granted by our predecessor received dividend equivalent rights that entitle the executive to receive, on the option’s fixed exercise date, a cash payment based on difference between adjustments made to the option exercise price in connection with the dividend and the amount of the special dividend. This payment is subject to vesting and forfeiture on the same terms as the related option and is paid in the same calendar year as the related option is required to be exercised. For a description of these dividend adjustment payments, see footnote 4 to the Outstanding Equity Awards at Fiscal Year-End Table above. Vested rights to these cash payments are reflected in the table below.

NONQUALIFIED DEFERRED COMPENSATION TABLE
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY [1] ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Horacio D. Rozanski	Officers’ Rollover Stock Plan	—	112,612	—	845,167	850,917
Kevin L. Cook	Officers’ Rollover Stock Plan	—	—	—	—	—
Karen M. Dahut	Officers’ Rollover Stock Plan	—	48,798	—	363,783	366,258
Lloyd W. Howell, Jr.	Officers’ Rollover Stock Plan	—	112,612	—	845,133	850,882
Joseph Logue	Officers’ Rollover Stock Plan	—	93,843	—	703,917	708,706
Dr. Ralph W. Shrader	Officers’ Rollover Stock Plan	—	—	—	842,427	—
Samuel R. Strickland	Officers’ Rollover Stock Plan	—	49,626	—	748,092	—

(1) Registrant contributions represent, for each vested stock option issued under the Officers’ Rollover Stock Plan held by the named executive officer on the record date with respect to each special dividend declared since the grant of the option, the difference between the value of the dividend paid and the amount by which the exercise price of the stock option was reduced. Amounts in this column are not included in the Summary Compensation Table.
Employment Arrangements and Potential Payments upon Termination or a Change in Control

Historically, we have not entered into employment letters with our executive officers. However, in January 2014, we entered into employment letters, effective April 1, 2014, with certain senior level executives, including Messrs. Rozanski, Logue and Howell and Ms. Dahut due to the leadership changes and the need to align their compensation to the market as described above under "Employment Letters." Pursuant to the employment letters, payments upon termination of employment will be governed by the Company's severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability and terminations for cause, each named executive officer is eligible for transition pay equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of twelve months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Termination Payments
Officers’ Retirement Plan
If our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. In addition, each of our named executive officers and their spouses will be entitled to receive the benefit of employer-paid retiree medical and dental coverage for life.
Officers’ Rollover Stock Plan
If a named executive officer’s employment is terminated due to the executive’s death, any stock options become immediately exercisable. If a named executive officer’s employment is terminated by us without cause, by reason of disability or in a “company approved termination,” awards under the Officers’ Rollover Stock Plan will be exercisable in accordance with the terms of the plan, subject to forfeiture if the named executive officer engages in competitive activity following the termination.
Change in Control Protections
We do not have change in control agreements with any of our employees.
Under the Equity Incentive Plan, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control, unvested performance-vesting options that are scheduled to vest in the year of the change in control, or that are subject to vesting under a catch-up vesting provision, vest immediately prior to the change in control if certain performance conditions are satisfied in the change in control and, unless determined otherwise by our Compensation Committee, restricted stock and restricted stock units will vest upon the change in control.
In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and will receive a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control after giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer (other than for Dr. Shrader and Mr. Strickland) as if the named executive officer’s employment had been terminated or a change in control had occurred as the last day of fiscal 2015. If applicable, amounts in the table were calculated using $28.94, the closing fair market value of our common stock on March 31, 2015. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. For Dr. Shrader and Mr. Strickland, the amounts reflect the actual amounts paid or estimated amounts payable as a result of their retirements in fiscal 2015. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting [2]		Retirement Plan Benefits [8]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death	—	10,390,071		—	2,087,500	[3]	—		12,477,571
Disability	—	—		—	3,371,443	[4]	—		3,371,443
Involuntary Termination	1,050,000	—		—	—		30,000	[6]	1,080,000
Retirement [10]	—	—		—	—		—		—
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	10,632,981		—	—		—		10,632,981
Kevin L. Cook
Death	—	950,689		—	2,031,250	[3]	—		2,981,939
Disability	—	—		—	1,477,767	[4]	937,491	[5]	2,415,258
Involuntary Termination	250,000	—		—	—		30,000	[6]	280,000
Retirement [10]	—	—		—	—		937,491	[7]	937,491
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	950,689		—	—		937,491	[9]	1,888,180
Karen M. Dahut
Death	—	7,356,613		—	2,068,750	[3]	—		9,425,363
Disability	—	—		—	3,059,491	[4]	1,283,799	[5]	4,343,290
Involuntary Termination	825,000	—		—	—		30,000	[6]	855,000
Retirement	—	—		105,000	—		1,372,486	[7]	1,477,486
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	7,356,613		—	—		1,283,799	[9]	8,640,412
Lloyd W. Howell, Jr.
Death	—	7,177,166		—	2,068,750	[3]	—		9,245,916
Disability	—	—		—	3,445,265	[4]	—		3,445,265
Involuntary Termination	825,000	—		—	—		30,000	[6]	855,000
Retirement [10]	—	—		—	—		—		—
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	7,177,166		—	—		—		7,177,166
Joseph Logue
Death	—	10,247,860		—	2,087,500	[3]	—		12,335,360
Disability	—	—		—	3,025,493	[4]	1,488,054	[5]	4,513,547
Involuntary Termination	1,050,000	—		—	—		30,000	[6]	1,080,000
Retirement	—	—		135,000	—		1,575,014	[7]	1,710,014
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	10,490,770		—	—		1,488,054	[9]	11,978,824
Dr. Ralph W. Shrader
Retirement [11]	—	—	[2]	362,500	—		425,506	[7]	788,006
Samuel R. Strickland
Retirement [11]	—	—	[2]	186,667	—		626,151	[7]	812,818

(1)
Each named executive officer is eligible for transition pay under our Transition Policy equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of twelve months’ base pay.

(2)
This column includes the value of the equity with accelerated vesting calculated using $28.94, the closing fair market value of our common stock on March 31, 2015, and the value of the deferred cash payment due to the named executive officers as a result of the special dividends paid on July 29, 2009, December 11, 2009, June 29, 2012, August 31, 2012, November 29, 2013, February 28, 2014, and August 29, 2014 as described in footnote 4 to the Outstanding Equity at Fiscal Year-End Table and footnote (a) to the Other Compensation Table above. The accelerated vesting for a change in control is described in more detail under “Change in Control Protections.” In the event of death, all outstanding service-vesting and performance-vesting options immediately vest. Dr. Shrader and Mr. Strickland had equity outstanding at the time of their retirement that was awarded while employees which will continue to vest following their retirement according to the original vest schedule, subject to forfeiture if the former executive engages in competitive activity, and with accelerated vesting upon change-in-control or death. The value of this equity (and related payments) would be $1,652,358 and $481,648 for Dr. Shrader and Mr. Strickland, respectively.

(3)	Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Survivors also receive one month’s base pay.

(4)
Includes present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). The amounts in this column were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FAS 87/106 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.

(5)
Amount includes actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under Statement of Financial Accounting Standards No. 106, using the Accumulated Postretirement Benefit Obligation with an adjustment made to retirement age assumptions as required by SEC regulations. While Mr. Cook is not retirement eligible as an executive as of the end of fiscal 2015, he is retirement eligible under our legacy Senior Director plan and is eligible for the retired executive medical coverage consistent with other retired executives.

(6)	Amount includes $30,000 outplacement assistance.

(7)
The amounts in this column represent the actuarial present value of retiree medical benefits which were calculated as described in footnote 5 above. With the exception of Mr. Cook, amounts in this column also include the actuarial present value of up to $4,000 per year for financial counseling assistance and were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FAS 87, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. Amount also includes a retirement gift of $10,000, which is grossed up for taxes, excluding Dr. Shrader, as well as the depreciated value of bestowed office furniture and associated transportation costs, as applicable.

(8)	Benefits under the Officers’ Retirement Plan. This amount has been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above.

(9)
Reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.

(10)
Messrs. Rozanski, Cook, and Howell are not retirement eligible as executives as of March 31, 2015. As mentioned in footnote 6 above, while Mr. Cook is not retirement eligible as an executive as of the end of fiscal 2015, he is retirement eligible under our legacy Senior Director plan and is eligible for the retired executive medical coverage consistent with other retired executives.

(11)	Dr. Shrader and Mr. Strickland retired in fiscal 2015, however Dr. Shrader continues to serve as our Chairman of the Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Philip A. Odeen (Chairman)
Peter Clare
Ian Fujiyama
Gretchen W. McClain

AUDIT COMMITTEE REPORT
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon.
The Audit Committee is composed of three directors identified below, each of whom is an independent director as defined by applicable SEC rules and NYSE listing standards. Two committee members, Mark Gaumond and Joan Amble, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page 4.
The Audit Committee operates under a written charter that it reviews annually and which is available free of charge on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, subject to shareholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors and Ernst & Young LLP.
The Audit Committee has reviewed and discussed with management of the Company and Ernst & Young LLP, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2015 (the “Audited Financial Statements”).
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees.
The Audit Committee has: (i) considered whether non-audit services provided by Ernst & Young LLP are compatible with its independence; (ii) received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with Ernst & Young LLP its independence. The Audit Committee has reviewed significant audit findings prepared by Ernst & Young LLP, and those prepared by the Company's internal auditors as well as management's responses thereto.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Mark Gaumond (Chairman)
Joan Lordi C. Amble
Arthur E. Johnson

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, Ernst & Young LLP, during fiscal years 2015 and 2014.

(Amounts in thousands)	2015	2014
Audit fees(1)	$3,037	$2,891
Audit-related fees	—	—
Tax fees(2)	964	712
All other fees	—	—
Total	$4,001	$3,603

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.

(2)	Tax fees principally include domestic and foreign tax compliance and advisory services.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2016. Ernst & Young LLP served as our independent auditors for the fiscal year ended March 31, 2015. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the Audit Committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of
Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2016.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Douglas S. Manya
Secretary
McLean, Virginia
June 18, 2015

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board of Directors is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on July 30, 2015, beginning at 8:00 a.m. (EDT) at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102. This proxy statement and the accompanying materials are being mailed to stockholders beginning June 18, 2015.

Do I need an admission ticket to attend the annual meeting?

No; however, you must present both proof of ownership and valid photo identification to attend the annual meeting.

•
If you hold shares through an account with a bank or broker, contact your bank or broker to request a legal proxy from the owner of record to vote your shares in person. This will serve as proof of ownership.

•	A recent brokerage statement or letter from your broker showing that you owned shares in your account as of the record date, June 8, 2015, also serves as proof of ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted into the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the following classes of the Company’s common stock are entitled to vote at the annual meeting: Class A common stock and Class E special voting common stock. The Board has established the record date for the annual meeting as June 8, 2015. Only holders of record of the Company’s Class A common stock and Class E special voting common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares must be present to hold the annual meeting?

In order for us to lawfully conduct business at the annual meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. This is referred to as a quorum.

How many shares may I vote?

On June 8, 2015, 146,067,340 and 1,851,590 shares of our Class A common stock and Class E special voting common stock, respectively, were outstanding. Each share of Class A common stock and Class E special voting common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.

What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board’s Voting Recommendation
No. 1	Election of 4 director nominees	FOR all nominees
No. 2	Ratification of appointment of Ernst & Young LLP as the Company's independent registered accounting firm for fiscal year 2016	FOR Proposal 2

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. We mail the proxy materials and our annual report to you directly.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the proxy materials and our annual report were forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions included in the mailing.

What is the procedure for voting?

If you are a stockholder of record of Class A common stock or Class E special voting common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

If you are a beneficial owner of Class A common stock, you can vote your shares at the annual meeting by attending the meeting in person if you have requested and received a legal proxy from your bank or broker which you must bring with you to the meeting, or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

Can I change my proxy?

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary at 8283 Greensboro Drive, McLean, VA 22102 or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

Can other matters be decided at the annual meeting?

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

What is the vote required for each proposal?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting, except that directors shall be elected by a plurality of the votes validly cast at the annual meeting.

What if I am a stockholder of record and do not provide voting instructions when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees as set forth in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered accounting firm for fiscal year 2016.

What if I am a beneficial owner and do not give voting instructions to my broker?

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?

Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals and will not affect the outcome of the vote.

Broker non-votes are counted for purposes of establishing a quorum but will have no effect on the outcome of the non-routine proposals.

Who will count the votes?

A representative from Broadridge Financial Services will tabulate the votes and act as the inspector of election for the annual meeting.

Who will bear the costs of soliciting votes for the annual meeting?
We will bear all costs of soliciting proxies. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials. We have also retained the services of Georgeson Inc. to assist in the solicitation of proxies for the annual meeting. The estimated cost of such services is $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

When will the Company announce the voting results?

The preliminary voting results will be announced at the annual meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Can I receive a copy of the Annual Report?

The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2015 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 8, 2014, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

What is “householding” and how does it affect me?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please call or write our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

How do I submit a proposal for action at the annual of meeting of stockholders in 2016?

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 18, 2016. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.

Pursuant to our second amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2016 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than April 1, 2016 and no later than May 1, 2016, except that if the date of the 2016 Annual Meeting of Stockholders is changed, and the meeting is held before June 30, 2016 or after October 8, 2016, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. We also utilize and discuss Free Cash Flow, because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of operating and net income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to, operating income, net income or diluted EPS, as measures of operating results, and (iii) use Free Cash Flows in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:

•
“Adjusted Operating Income” represents operating income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We prepare Adjusted Operating Income to eliminate the impact of items we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense, and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We prepare Adjusted EBITDA to eliminate the impact of items we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount, and (v) any extraordinary, unusual, or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. We prepare Adjusted Net Income to eliminate the impact of items, net of tax, we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the financial statements.

•	“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

A - 1

Below is a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2015	2014	2013
	(Unaudited)
Adjusted Operating Income
Operating Income	$458,822	$460,611	$446,234
Certain stock-based compensation expense (a)	—	1,094	5,868
Amortization of intangible assets (b)	4,225	8,450	12,510
Transaction expenses (c)	2,039	—	2,725
Adjusted Operating Income	$465,086	$470,155	$467,337
EBITDA & Adjusted EBITDA
Net income	$232,569	$232,188	$219,058
Income tax expense	153,349	148,599	149,253
Interest and other, net	72,904	79,824	77,923
Depreciation and amortization	62,660	72,327	74,009
EBITDA	521,482	532,938	520,243
Certain stock-based compensation expense (a)	—	1,094	5,868
Transaction expenses (c)	2,039	—	2,725
Adjusted EBITDA	$523,521	$534,032	$528,836
Adjusted Net Income
Net income	$232,569	$232,188	$219,058
Certain stock-based compensation expense (a)	—	1,094	5,868
Transaction expenses (c)	2,039	—	2,725
Amortization of intangible assets (b)	4,225	8,450	12,510
Amortization or write-off of debt issuance costs and write-off of original issue discount	6,545	6,719	13,018
Adjustments for tax effect (d)	(5,124)	(6,505)	(13,649)
Adjusted Net Income	$240,254	$241,946	$239,530
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,375,531	148,681,074	144,854,724
Adjusted Net Income Per Diluted Share (e)	$1.60	$1.63	$1.65
Free Cash Flow
Net cash provided by operating activities	$309,958	$332,718	$464,654
Less: Purchases of property and equipment	(36,041)	(20,905)	(33,113)
Free Cash Flow	$273,917	$311,813	$431,541

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the "Acquisition") under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)
Fiscal 2015 reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014. Fiscal 2013 reflects debt refinancing costs incurred in connection with the recapitalization transaction consummated on July 31, 2012.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $3.4 million, $3.1 million and $9.1 million of net earnings for fiscal 2015, 2014, and 2013, respectively, associated with the application of the two-class method for computing diluted earnings per share.

A - 2

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Booz | Allen | Hamilton

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Horacio D. Rozanski 02 Gretchen McClain 03 Ian Fujiyama 04 Mark Gaumond

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2016.	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

The transaction of any other business that may properly be brought before the Annual Meeting or adjournment(s) or postponement(s) thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000251520_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K, Letter from the Chairman, Letter from the CEO is/are available at www.proxyvote.com .

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
July 30, 2015 8:00AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski, Nancy J. Laben and Douglas S. Manya and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held on July 30, 2015 at 8:00 AM, Eastern Time at the John C. Newman Auditorium, located in the Company's offices at 8283 Greensboro Drive, McLean, VA 22102, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

0000251520_2 R1.0.0.51160

Continued and to be signed on reverse side